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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

--------------------------------------------------------------------------------

                                 SCHEDULE 13G/A
                                (AMENDMENT NO. 1)


                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
              RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13d-2(b)


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                               b2bstores.com Inc.
                               ------------------
                                (Name of Issuer)


                                  Common Stock
                         ------------------------------
                         (Title of Class of Securities)


                                   11776S 10 7
                                 --------------
                                 (CUSIP Number)

                               December 31, 2001
                     --------------------------------------
             (Date of Event which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]  Rule 13d-1(b)

[X]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


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CUSIP No.  11776S 10 7

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

------------------------------------------------------------------------------------
1.        Names of Reporting Persons.

          Mark A. Rice

          I.R.S. Identification Nos. of above persons (entities only).

------------------------------------------------------------------------------------
2.        Check the Appropriate Box if a Member of a Group
------------------------------------------------------------------------------------
3.        SEC Use Only
------------------------------------------------------------------------------------
4.        Citizenship or Place of Organization                    United States
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Number of Shares      5.       Sole Voting Power                  749,100
Beneficially Owned    --------------------------------------------------------------
by Each Reporting     6.       Shared Voting Power                None
Person With           --------------------------------------------------------------
                      7.       Sole Dispositive Power             749,100
                      --------------------------------------------------------------
                      8.       Shared Dispositive Power           None
------------------------------------------------------------------------------------
9.        Aggregate Amount Beneficially Owned by Each Reporting Person     749,100
------------------------------------------------------------------------------------
10.       Check if the Aggregate Amount in Row (9) Excludes Certain Shares
------------------------------------------------------------------------------------
11.       Percent of Class Represented by Amount in Row (9)     2.6%
------------------------------------------------------------------------------------
12.       Type of Reporting Person   IN
------------------------------------------------------------------------------------
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ITEM 1(a)         NAME OF ISSUER:

                  b2bstores.com Inc.

ITEM 1(b)         ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  249 East Ocean Boulevard, Suite 620
                  Long Beach, California 90802

ITEM 2(a)         NAME OF PERSON FILING:

                  Mark A. Rice

ITEM 2(b)         ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  666 Dundee Road
                  Suite 1901
                  Northbrook, Illinois  60062

ITEM 2(c)         CITIZENSHIP:

                  United States

ITEM 2(d)         TITLE OF CLASS OF SECURITIES:

                  Common Stock

ITEM 2(e)         CUSIP NUMBER:

                  11776S 10 7

ITEM 3. This statement is not filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c)


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ITEM 4.           OWNERSHIP:

         During 2001, b2bstores.com Inc. merged into IVAX Diagnostics, Inc. Mark
         A. Rice is the Managing Member of Minamax, LLC. Minamax, LLC is the Managing Member of Rice Opportunity Fund, LLC. Rice Opportunity Fund, LLC beneficially owns 749,100 Common Stock shares of IVAX Diagnostics, Inc., which represents 2.6% of aggregate outstanding shares of that class. Mark A. Rice, in his capacity as Managing Member of Minamax, has sole power to vote or direct the vote of the entire holding and has sole power to dispose of or direct the disposal of the entire shareholding.



ITEM 5.           OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

ITEM 6.           OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                  PERSON:

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

         Not applicable

ITEM 8.           IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

         Not applicable

ITEM 9.           NOTICE OF DISSOLUTION OF GROUP:

         Not applicable

ITEM 10. CERTIFICATION:

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not


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         held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                             February 14, 2002
                                     ----------------------------------
                                                  Date


                                             /s/ Mark A. Rice
                                     ----------------------------------
                                             Mark A. Rice


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